Exhibit 10.4

Location: Port St. Lucie, FL

Entity No.: 21761-02

Site No.: 57258

TMH WORLDWIDE, LLC

MEMBERSHIP AGREEMENT

THIS MEMBERSHIP AGREEMENT (“Agreement”), dated September 1, 2022, is between TMH WORLDWIDE, LLC, a Delaware limited liability company (“we”, “our” or “us”), and Altitude Hospitality, LLC, a Florida limited liability company (“you”). The definitions of capitalized terms are found in Appendix A. In consideration of the following mutual promises, the parties agree as follows:

1. Membership. We have the exclusive right to license to you membership in the distinctive “Trademark Collection” System for providing transient guest lodging services. We grant to you and you accept the Membership, effective and beginning on the Opening Date and ending on the earliest to occur of the Term’s expiration or a Termination. The Membership is effective only at the Location and may not be transferred or relocated. You will retain the existing name of the Facility, or adopt your own name for the Facility (with our prior written consent) from opening “the Property Mark”, followed by the words “, Trademark Collection by Wyndham” You may change the primary designation for the Facility with our prior written consent, which we may withhold, condition, or withdraw on written notice in our sole discretion. You shall not affiliate or identify the Facility with any other membership, franchise system, reservation system, brand, or cooperative during the Term.

2. Reserved Rights. You acknowledge that (i) the Membership relates solely to the Location and (ii) unless otherwise set forth herein, this Agreement does not entitle you to any protected territory, territorial rights or exclusive area. You further acknowledge that we and our affiliates have and retain the right to own, develop and operate, and to license others to develop and operate, hotels and lodging facilities (including without limitation, midscale, economy, upscale, luxury, select service, resort and garden hotels and extended stay facilities), timeshare or vacation ownership resort properties, restaurants or other business operations of any type whatsoever, under any trade name, trademark and service mark at any location except the Location, including locations adjacent, adjoining or proximate to the Location, and that these business operations may compete directly with and adversely affect the operation of the Facility. You agree that we or our affiliates may exercise these rights from time to time without notice to you, and you covenant that you shall take no action, including any action in a court of law or equity, which may interfere with our or our affiliates’ exercise of such rights. Further, while this Agreement is in effect, neither you nor your officers, directors, general partners or owners of 25% or more of your Equity Interests, may own, operate, lease, manage or franchise any time share resort, vacation club, residence club, fractional ownership residence, condominium/apartment leasing or rental business or the like for any facility or business that shares directly or indirectly, common areas, amenities, recreation facilities, services, supplies or support activities with the Facility.

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3. Your Improvement and Operating Obligations.

3.1 Pre-Opening Improvements. You must select, acquire, construct and/or renovate the Facility as provided in Schedule D.

3.2 Operation.

3.2.1 You will operate and maintain the Facility continuously after the Opening Date on a year-round basis as required by System Standards and offer transient guest lodging and other related services of the Facility (including those required by System Standards or as specified on the PIP) to the public in compliance with all federal, state and local laws, regulations and ordinances as well as the System Standards. You will keep the Facility in a clean, neat, and sanitary condition. You will clean, repair, replace, renovate, refurbish, paint, and redecorate the Facility and its FF&E as and when needed to comply with System Standards.

3.2.2 The Facility will be managed by either a management company or an individual manager with significant training and experience in general management of similar lodging facilities. If the Facility is managed by a management company, the management agreement between you and the management company for the Facility shall be subject and subordinate to this Agreement and in the event of any conflict between the management agreement and this Agreement, the controlling contract shall be this Agreement. The management agreement shall not release you of any obligations set forth in this Agreement.

3.1.3 The Facility will accept payment from guests by all credit and debit cards or other forms of payment we designate in the System Standards Manual. The Facility will comply with the Payment Card Industry Data Security Standard (PCI DSS) concerning cardholder information, as well as applicable laws and regulations, and such other requirements as we may include in the System Standards Manual or as we may otherwise communicate from time to time for such purpose.

3.2.4 You may add to or discontinue the amenities, services and facilities as required by System Standards or as specified on the PIP, or lease or subcontract any service or portion of the Facility, only with our prior written consent which we will not unreasonably withhold or delay. Your front desk operation, telephone system, parking lot, swimming pool and other guest service facilities may not be shared with or used by guests of another lodging or housing facility. You acknowledge that any breach of System Standards for the Facility, its guest amenities, and your guest service performance is a material breach of this Agreement.

3.2.5 Upon our reasonable request, you will provide us with then-current copies of the documents evidencing your ownership of, or right to possess, the Facility and/or the real property upon which the Facility is located, and a complete and accurate list of all of your owners and their Equity Interests.

3.3 Training. You (or a person with executive authority if you are an entity) and the Facility’s general manager (or other representative who exercises day to day operational authority) will attend the training programs described in Section 4.1 we designate as mandatory for members or general managers, respectively. You will train or cause the training of all Facility personnel as and when required by System Standards and this Agreement. You will pay for all travel, lodging, meals and compensation expenses of the people you send for training programs, the cost of training materials and other reasonable charges we may impose for training under Section 4.1, and all travel, lodging, meal and facility and equipment rental expenses of our representatives if training is provided at the Facility.

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3.4 Marketing.

3.4.1 You will participate in System marketing programs, including the Chain Websites, if any, the Reservation System, and guest loyalty programs. You will obtain and maintain the computer and communications service and equipment we specify to participate in the Reservation System. You will comply with our rules and standards for participation, and will honor reservations and commitments to guests and travel industry participants. You authorize us to offer and sell reservations for rooms and services at the Facility according to the rules of participation and System Standards. You may implement, at your option and expense, your own local advertising. Your advertising materials must use the Marks correctly, and must comply with System Standards or be approved in writing by us prior to publication. You will stop using any non-conforming, outdated or misleading advertising materials if we so request.

3.4.2 The Facility must participate in all mandatory Internet and distribution marketing activities and programs in accordance with the System Standards Manual, including any arrangements we make with third party distribution channels. You must provide us with information about the Facility and use our approved photographer for taking photographs of the Facility for posting on the Chain Websites, third party travel websites and various marketing media. The content you provide us or use yourself for any Internet or distribution marketing activities must be true, correct and accurate, and you will promptly notify us in writing, in accordance with our processes that are then in effect, when any correction to the content becomes necessary. You must promptly modify at our request the content of any Internet or distribution marketing materials for the Facility you use, authorize, display or provide to conform to System Standards. You will discontinue any Internet or distribution marketing activities that conflict, in our reasonable discretion, with Chain-wide Internet or distribution marketing activities. You must honor the terms of any participation agreement you sign for Internet or distribution marketing activities. You will pay when due any fees, commissions, charges and reimbursements relating to Internet or distribution marketing activities (i) in which you agree to participate, or (ii) that we designate as mandatory on a Chain-wide basis. We may suspend the Facility’s participation in Internet and/or distribution marketing activities if you default under this Agreement.

3.4.3 You will participate in the Wyndham Rewards or any successor guest rewards or loyalty program we determine is appropriate and pay the Loyalty Program Charge associated with the program as set forth in Schedule C. The Wyndham Rewards Front Desk Guide sets forth additional standards, which you agree to follow. The Front Desk Guide, including fees assessed and reimbursements rates, may be revised at any time by us or our affiliates upon thirty (30) days’ prior notice.

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3.4.4 As a requirement of your participation in the Reservation System, you must participate in our Signature Reservation Service (“SRS”) program during the Term of the Agreement. Under the SRS program, you will pay the fees associated with certain calls answered by our agents on behalf of the Facility. The program terms and fees associated with the program are described in the SRS agreement that you will sign and deliver to us at the same time as you sign this Agreement.

3.5 Governmental Matters. You will obtain as and when needed all governmental permits, licenses and consents required by law to construct, acquire, renovate, operate and maintain the Facility and to offer all services you advertise or promote. You will pay when due or properly contest all federal, state and local payroll, withholding, unemployment, beverage, permit, license, property, ad valorem and other taxes, assessments, fees, charges, penalties and interest, and will file when due all governmental returns, notices and other filings. You will comply with all applicable federal, state and local laws, regulations and orders applicable to you and/or the Facility, including those combating terrorism such as the USA Patriot Act and Executive Order 13224.

3.6 Financial Books & Records; Audits.

3.6.1 The Facility’s transactions must be timely and accurately recorded in accounting books and records prepared on an accrual basis compliant with generally accepted accounting principles of the United States (“GAAP”) and consistent with the most recent edition of the Uniform System of Accounts for the Lodging Industry published by the American Hotel & Lodging Association, as modified by this Agreement and System Standards. You acknowledge that your accurate and timely accounting for and reporting of Gross Room Revenues is a material obligation you accept under this Agreement.

3.6.2 Upon our request, you will send to us copies of financial statements, tax returns, and other records relating to the Facility for the applicable accounting period that we require under this Agreement and System Standards. We may notify you of a date on which we propose to audit the Facility’s books and records at the Facility but such notice is not required. You will be deemed to confirm our proposed date unless you follow the instructions with the audit notice for changing the date. You need to inform us where the books and records will be produced. You need to produce for our auditors at the confirmed time and place for the audit the books, records, tax returns and financial statements for the Facility. We may require access to the property including guest rooms. We may also perform an audit of the Facility’s books and records remotely or electronically without advance notice or your knowledge. Your staff must cooperate with and assist our auditors to perform any audit we conduct.

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3.6.3 We will notify you in writing if you default under this Agreement because (i) you do not cure a violation of Section 3.6.2 within 30 days after the date of the initial audit, (ii) you cancel two or more previously scheduled audits, (iii) you refuse to admit our auditors during normal business hours at the place where you maintain the Facility’s books and records, or refuse to produce the books and records at the audit or send them to us as required under this Agreement and System Standards for the applicable accounting periods, (iv) our audit determines that the books and records you produced are incomplete or show evidence of tampering or violation of generally accepted internal control procedures, or (v) our audit determines that that you have reported to us less than 97% of the Facility’s Gross Room Revenues for any fiscal year preceding the audit. Our notice of default may include, in our sole discretion and as part of your performance needed to cure the default under this Section 3.6, an “Accounting Procedure Notice.” The Accounting Procedure Notice requires that you obtain and deliver to us, within 90 days after the end of each of your next three fiscal years ending after the Accounting Procedure Notice, an audit opinion signed by an independent certified public accountant who is a member of the American Institute of Certified Public Accountants addressed to us that the Facility’s Gross Room Revenues you reported to us during the fiscal year fairly present the Gross Room Revenues of the Facility computed in accordance with this Agreement for the fiscal year. You must also pay any deficiency in Recurring Fees, any Audit Fee, as defined in Section 4.8, we assess you for your default of Section 3.6 as described in Section 4.8, and/or other charges we identify and invoice as a result of the audit.

3.6.4 You shall, at your expense, prepare and submit to us by the third day of each month, a statement in the form prescribed by us, accurately reflecting for the immediately preceding month all Gross Room Revenues and such other data or information as we may require. You must submit your statements to us using our on-line reporting and payment tool or through such other technology or means as we may establish from time to time.

3.7 Inspections. You acknowledge that the Facility’s participation in our quality assurance inspection program (including unannounced inspections conducted in person and/or via electronic means) is a material obligation you accept under this Agreement. You will permit our representatives to perform quality assurance inspections of the Facility at any time with or without advance notice. In person inspections will commence during normal business hours although we may observe Facility operation at any time. You and the Facility staff will cooperate with the representative performing the inspection. If the Facility fails an inspection, either in person or via electronic means, you refuse to cooperate with our representative, or you refuse to comply with our published inspection System Standards, then you will pay us when invoiced for any Reinspection Fee specified in System Standards Manuals plus the reasonable travel, lodging and meal costs our representative incurs for a reinspection. You will also be charged the Reinspection Fee if we are required to return to the Facility to inspect it as a result of your failure to complete any Improvement Obligation by the deadline established in the PIP, as set forth in Schedule D. Your final quality assurance score may be comprised of several components, including but not limited to the results of paper and electronic customer satisfaction surveys of your guests as well as unsolicited feedback received from your guests. We may publish and disclose the results of quality assurance inspections and guest surveys. We may, at our discretion, implement a Chain-wide quality assurance/mystery shopper inspection program to be performed by a reputable third party. You must provide free lodging for the inspector(s) when he/she visits your Facility.

3.8 Insurance. You will obtain and maintain during the Term of this Agreement the insurance coverage required under the System Standards Manual from insurers meeting the standards established in the System Standards Manual. Unless we instruct you otherwise, your liability insurance policies will name as additional insureds TMH Worldwide, LLC, Wyndham Hotels & Resorts, Inc., Wyndham Hotel Group, LLC, and their current and former subsidiaries, affiliates, successors and assigns as their interests may appear. All policies must be primary and non-contributory with or excess of any insurance coverage that may be available to an additional insured. You must submit to us, annually, a copy of the certificate of or other evidence of renewal or extension of each such insurance policy as required by the System Standards. If you fail to procure or maintain the required insurance, then we will have the right (without any obligation) to procure such insurance at your cost plus a reasonable fee.

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3.9 Conferences. You or your representative will attend each Chain conference and pay the Conference Registration Fee. The Chain conference may be held as part of a Wyndham Hotel Group, LLC multi-brand conference with special sessions and programs for our Chain only. Mandatory recurrent training for members and general managers described in Section 4.1.4 may be held at a conference. The Fee will be the same for all Chain Facilities that we license for membership in the United States. We will invoice and charge you for the Conference Fee even if you do not attend the Chain conference. You will receive reasonable notice of a Chain conference.

3.10 Purchasing. You will purchase or obtain certain items we designate as proprietary or that bear or depict the Marks only from suppliers we approve. You may purchase other items for the Facility from any competent source you select, so long as the items meet or exceed System Standards.

3.11 Good Will. You will use reasonable efforts to protect, maintain and promote the name “Trademark Collection” or “Trademark Collection by Wyndham” and its distinguishing characteristics, and the other Marks. You will not permit or allow your officers, directors, principals, employees, representatives, or guests of the Facility to engage in conduct which is unlawful or damaging to the good will or public image of the Chain or System. You agree that, in event that you or any of your principals or Guarantors is or is discovered to have been, convicted of a felony or any other offense likely to reflect adversely upon us, the System or the Marks, such conviction is a material, incurable breach of this Section. You will follow System Standards for identification of the Facility and for you to avoid confusion on the part of guests, creditors, lenders, investors and the public as to your ownership and operation of the Facility, and the identity of your owners. You will participate in good faith in Chain-wide guest service and satisfaction guarantee programs we require for all Chain Facilities. You shall use your best efforts to promote usage of other Chain Facilities by members of the public. Without our prior written consent, which may be withheld in our sole discretion, you shall ensure that no part of the Facility or the System is used to further or promote a different or competing business, including without limitation, advertising or promotion for guest lodging facilities other than those licensed by us or our affiliates and marketing, advertising or promoting any timeshare or vacation ownership resort not affiliated with us, our affiliates, or Wyndham Destinations, Inc. and its affiliates.

3.12 Facility Modifications. You may not materially modify, diminish or expand the Facility (or change its interior design, layout, FF&E, or facilities) until you receive our prior written consent, which we will not unreasonably withhold or delay. You will pay our Rooms Addition Fee then in effect for each guest room you add to the Facility before you begin construction of any expansion. If we so request, you will obtain our prior written approval of the plans and specifications for any material modification, which we will not unreasonably withhold or delay. You will not open to the public any material modification until we inspect it for compliance with the Approved Plans and System Standards.

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3.13 Courtesy Lodging. You will provide lodging at the “Employee Rate” established in the System Standards Manual from time to time (but only to the extent that adequate room vacancies exist) to our representatives and members of their immediate family. You are not required to provide more than two standard guest rooms at this rate on any given night.

3.14 Minor Renovations. Beginning three years after the Opening Date, we may issue a “Minor Renovation Notice” to you that will specify reasonable Facility upgrading and renovation requirements (a “Minor Renovation”) to be commenced no sooner than 90 days after the notice is issued, having an aggregate cost for labor, FF&E and materials estimated by us to be not more than the Minor Renovation Ceiling Amount. You will perform the Minor Renovations as and when the Minor Renovation Notice requires. We will not issue a Minor Renovation Notice within three years after the date of a prior Minor Renovation Notice, or if the Facility maintains an overall guest satisfaction score of at least 70% (seventy percent) of the maximum available score (e.g., at least three and one half out of five stars) on a leading hospitality guest review site that we designate, when the Facility is otherwise eligible for a Minor Renovation.

3.15 Technology Standards & Communications. You recognize that the System requires you to acquire, operate and maintain a computer-based property management system and provide guests with innovative technology, including communications and entertainment. You must purchase, acquire, or subscribe to the computer system and other equipment and software that we specify, including preventative maintenance software. We may modify System Standards to require new or updated technology at all Chain Facilities. At our request, you shall participate in any intranet or extranet system developed for use in connection with the System. Such intranet or extranet system may be combined with that of our affiliates. You shall agree to such terms and conditions for the use of such intranet or extranet system as we may prescribe, which may include, among other things: (a) confidentiality requirements for materials transmitted via such system; (b) password protocols and other security precautions; (c) grounds and procedures for our suspension or revocation of access to the system by you and others; and (d) a privacy policy governing the parties’ access to and use of electronic communications posted on electronic bulletin boards or transmitted via the system. You shall pay any fee imposed from time to time by us or a third-party service provider in connection with hosting such system.

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4. Our Operating and Service Obligations. We will provide you with the following services and assistance:

4.1 Training. We may offer (directly or indirectly by subcontracting with an affiliate or a third party) general manager training, remedial training, re-certification training, and supplemental training.

4.1.1 General Manager Training. We will offer at our corporate offices or at another location we designate training for your general manager in our Hospitality Management Program. The program will not exceed two weeks in duration and will cover such topics as operating a Chain Facility, marketing and sales, financial management, guest services and people management. We may administer certain diagnostic tests via the Internet to measure the skill set of your general manager and, based in part on his/her score, may require certain Internet-based training as a supplement to the classroom training experience. Your initial general manager (or other representative who exercises day to day operational authority) for the Facility must complete this program to our satisfaction no later than 90 days after the Opening Date. Any replacement general manager must complete the training program to our satisfaction within 90 days after he/she assumes the position. If we do not offer a place in the training program within the above time frame, your replacement general manager must attend the next program held at which we offer a place. Your general manager for the Facility must complete the training even if you employ managers at other Chain Facilities who have already received this training. We charge you tuition for training for your general manager in our Hospitality Management Program which is set forth on Schedule D. If he/she does not attend the training within 90 days after the Opening Date, and for any replacement general manager, you must pay a separate tuition at the rate then in effect for the program when your manager attends the program. If you, or any other employee at the Facility, wishes to attend the training in addition to your general manager, you can do so and you must pay the Additional Attendee Fee, currently $1,400 which is payable by the scheduled date for the program and is in addition to the tuition due for your general manager. We may charge you full or discounted tuition for “refresher” training for your general manager or for additional staff members who attend the training program with your general manager. We will charge the then in effect discounted tuition for any additional staff members who attend the training program with your general manager. You must also pay for your, your general manager and/or additional staff member’s travel, lodging, meals, incidental expenses, compensation and benefits.

4.1.2 Remedial Training. We may require you, your general manager and/or your staff to participate in remedial training if the Facility receives a D or F (or equivalent score) on a quality assurance inspection, or the Facility falls below an overall guest satisfaction score of at least 70% (seventy percent) of the maximum available score (e.g., at least three and one half out of five stars) on a leading hospitality guest review site that we designate. This training may be offered at our corporate offices, at a regional location, on-line or at the Facility. The training may be in the form of one or more classes held at different times and locations as we may require. You must pay the tuition in effect for this program when it is offered to you. If the training is provided at the Facility, you must provide lodging for our trainers. In addition, if at the time of your quality assurance inspection, you receive (i) a failure rating on guest room cleanliness and (ii) an average quality assurance score of F on cleanliness of guestroom category or cleanliness of bathroom category (based on a minimum of 10 electronic quality assurance guest surveys), then we may require you to take a one day, on-site remedial class on housekeeping within 60 days after the inspection. The tuition for an on-line class is currently up to $250, but is subject to increase in the future. The fee for an on-site customer experience assessment or training class is currently $1,250, but is subject to increase in the future.

4.1.3 Ongoing Training and Support. You must subscribe and pay an annual fee for access to our learning management system, Wyndham University, which includes training via live workshops, e-learning modules, webinars, online courses, videos and other educational resources, accessible by you and your staff via the Internet. All general managers must complete recertification training at such intervals as we may establish in the System Standards Manual. You must pay us the tuition then in effect for the program. We may offer other mandatory or optional training programs for reasonable tuition or without charge. Recertification and other supplemental training may be offered in our corporate offices or other locations or held in conjunction with a Chain lodging conference. You must pay the then current tuition for the training as well as for your representative’s travel, lodging, meals, incidental expenses, compensation and benefits while attending the training. We may offer, rent or sell to you other on-site training aids and materials, or require you to buy them at reasonable prices. We may also offer Internet-based training via the Chain’s intranet website.

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4.1.4 No Show and Cancellation Fees. If you or your general manager, or any other member of your staff you designate, fails to register for a required training program within the required time period, or registers for a training program but fails to attend such program as scheduled without, notifying us in advance, whether such attendance is required or optional, we may charge you a no-show fee of up to 100% of the tuition for the program. If you, your general manager or any other member of your staff cancels participation in any training program less than seven (7) days before it is scheduled to be held, we may charge you a “cancellation fee” of up to 50% of the tuition for the program. No-show and cancellation fees are in addition to the tuition you will have to pay at the then offered rate when you or your general manager attends the program. We may assess you additional no-show or cancellation fees for continued failures by you under this Section 4.1

4.2 Reservation System. We will operate and maintain (directly or by subcontracting with an affiliate or one or more third parties) a computerized Reservation System or such technological substitute(s) as we determine, in our discretion. We or our Approved Supplier will provide software maintenance and support for any software we or an Approved Supplier license to you to connect to the Reservation System if you are up to date in your payment of Recurring Fees and all other fees you must pay under any other agreement with us, an affiliate or the supplier, as applicable. During the Term, the Facility will participate in the Reservation System on an exclusive basis, including entering into all related technology agreements and complying with all terms and conditions which we establish from time to time for participation. The Facility may not book any reservations through any other electronic reservation system, booking engine or other technology. You will use any information obtained through the Reservation System to refer guests, directly or indirectly, only to Chain Facilities. You shall own and be responsible for compliance with all applicable laws, regulations or standards concerning all Guest Information within your possession or any service provider holding such information on your behalf, and we shall own and be responsible for compliance with all applicable laws, regulations or standards concerning all Guest Information within our possession or any service provider holding such information on our behalf. To the extent that you and we both possess identical Guest Information, your and our respective ownership rights and related compliance obligations with regard to such Guest Information shall be separate and independent from one another. We have the right to provide reservation services to lodging facilities other than Chain Facilities or to other parties.

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4.3 Marketing.

4.3.1 We will use Marketing Fees we collect to promote public awareness and usage of Chain Facilities by implementing advertising, promotion, publicity, market research, loyalty marketing and other marketing programs, training programs and related activities as we deem appropriate. We will determine in our discretion: (i) the nature and type of media placement; (ii) the allocation (if any) among international, national, regional and local markets; and (iii) the nature and type of advertising copy, other materials and programs. We or an affiliate may be reimbursed from Marketing Fees for the reasonable direct and indirect costs, overhead or other expenses of providing marketing services. We are not obligated to supplement or advance funds available from collections of the Marketing Fees to pay for marketing activities. We do not promise that the Facility or you will benefit directly or proportionately from marketing activities.

4.3.2 We may, at our discretion, implement special international, national, regional or local promotional programs (which may or may not include the Facility) as we deem appropriate and may make available to you (to use at your option) media advertising copy and other marketing materials for prices which reasonably cover the materials’ direct and indirect costs.

4.3.3 We may, at our discretion, implement “group booking” programs created to encourage use of Chain Facilities for tours, conventions and the like, possibly for an additional fees.

4.4 Purchasing and Other Services. We may offer for a reasonable fee other optional assistance to you with purchasing items used at or in the Facility. Our affiliates may offer this service on our behalf. We may restrict the vendors authorized to sell proprietary or Mark-bearing items in order to control quality, provide for consistent service or obtain volume discounts. We will maintain and provide to you lists of suppliers approved to furnish Mark-bearing items, or whose products conform to System Standards.

4.5 The System. We will control and establish requirements for all aspects of the System. We may, in our discretion, change, delete from or add to the System, including any of the Marks or System Standards, in response to changing market conditions. We may, in our discretion, permit deviations from System Standards, based on local conditions and our assessment of the circumstances. We may, in our discretion, change the designation standards for the Chain and then require that you change the designation of the Facility and related presentation of that designation where it appears. We will not be liable to you for any expenses, losses or damages you may sustain as a result of any Mark addition, modification, substitution or discontinuation.

4.6 Consultations and Standards Compliance. We will assist you to understand your obligations under System Standards by telephone, mail, during any visits by our employees to the Facility, through the System Standards Manual, at training sessions and during conferences, meetings and visits we conduct. You may request an on-site day visit from our member operations representatives at our then-current daily rate. Such day visits shall consist of eight hours on-site, up to a maximum of three days. You must provide free lodging for our representative when he/she visits your Facility. We will provide telephone and mail consultation on Facility operation and marketing through our representatives. We will offer you access to any Internet website we may maintain to provide Chain members with information and services, subject to any rules, policies and procedures we establish for its use and access and to this Agreement. We may limit or deny access to any such website while you are in default under this Agreement.

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4.7 System Standards Manual and Other Publications. We will specify System Standards in the System Standards Manual, policy statements or other publications which we may make available to you via our Chain intranet, in paper copies or through another medium. You will at all times comply with the System Standards. You acknowledge that the System Standards and the System Standards Manual are designed to protect the System and the Marks, and not to control the day-to-day operation of your business. We will provide you with access to the System Standards Manual promptly after we sign this Agreement. We will notify you via our Chain intranet or another medium of any System Standards Manual revisions and/or supplements as and when issued as well as any other publications and policy statements in effect for Chain members from time to time.

4.8 Inspections and Audits. We have the unlimited right to conduct unannounced quality assurance inspections (whether in person or via electronic means) of the Facility and its operations, records and Mark usage to test the Facility’s compliance with System Standards and this Agreement, and the audits described in Section 3.6. We have the unlimited right to reinspect if the Facility does not achieve the score required on an inspection. We may impose a reinspection fee and will charge you for our costs as provided in Section 3.7. In connection with an audit, you will pay us any understated amount plus interest under Section 3.6. If the understated amount is three percent (3%) or more of the total amount owed during a six-month period, you will also pay us an “Audit Fee” equal to the costs and expenses associated with the audit. Our inspections are solely for the purposes of checking compliance with System Standards.

4.9 Revenue Management. . We offer revenue management services (“RMS”) for additional fees. RMS is currently offered at three levels of service each of which offers a different frequency of inventory management, strategic positioning, future demand strategy and targeted promotions and packages. We reserve the right to evaluate a variety of factors, including but not limited to, your hotel’s room count, occupancy rate, trends, and market to determine the most suitable level of service. Based on our assessment we may limit the levels of optional services available to your Facility. You are required to sign a Hotel Revenue Management Agreement for the applicable level of service in order to participate in RMS.

5. Term. The Term begins on the date that we insert in the preamble of this Agreement after we sign it (the “Effective Date”) and expires at the end of the twentieth (20th) Membership Year. NEITHER PARTY HAS RENEWAL RIGHTS OR OPTIONS. However, if applicable law requires us to offer renewal rights, and you desire to renew this Agreement, then you will apply for a renewal membership agreement at least six months, but not more than nine months, prior to the expiration date, and subject to such applicable law, you will have to meet our then-current requirements for applicants seeking a membership agreement, which may include (i) executing our then-current form of membership and other agreements, which membership and other agreements may contain materially different terms and provisions (such as operating standards and fees) from those contained in this Agreement, (ii) executing a general release of us and our affiliates, in form and substance satisfactory to us, (iii) completing a property improvement plan, and (iv) paying a standard renewal fee, if then applicable.

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6. Application and Affiliation Fees. You must pay us a non-refundable Application Fee of $2,500, which shall be applied to your Affiliation Fee or Reaffiliation Fee. If your membership is for a new construction or conversion Facility, you must pay us an Affiliation Fee. If you are a transferee of an existing Facility or are renewing an existing membership, you will pay us a Reaffiliation Fee. The amount of your Affiliation Fee or Re-affiliation Fee is $101,000, of which $2,500 shall be applied from your Application Fee, all of which shall be paid pursuant to the attached Affiliation Fee Note.

7. Recurring Fees, Taxes and Interest.

7.1 You will pay us certain “Recurring Fees” each month of the Term payable in U.S. dollars (or such other currency as we may direct if the Facility is outside the United States). The Recurring Fees described in this Section 7.1 are payable three days after the month in which they accrue, without billing or demand. Other Recurring Fees are payable at the time set forth in the System Standards. Recurring Fees include the following:

7.1.1 A “Membership Fee” equal to four percent (4%) of Gross Room Revenues of the Facility accruing during the calendar month, accrues from the earlier of the Opening Date or the date you identify the Facility as a Chain Facility or operate it under a Mark until the end of the Term.

7.1.2 A “Marketing Fee” as set forth in Schedule C, for advertising, marketing, training, and other related services and programs, accrues from the Opening Date until the end of the Term, including during reservation suspension periods. We collect and deposit these Fees from members, then disburse and administer the funds collected by means of a separate account or accounts. We may use the Marketing Fees we collect, in whole or in part, to reimburse our reasonable direct and indirect costs, overhead or other expenses of providing marketing, training and reservation services. You will also pay or reimburse us as described in Schedule C for “Additional Fees” such as commissions we pay to travel and other agents paid for certain reservation and marketing services to generate reservation at the Facility plus a reasonable service fee, fees levied to pay for reservations for the Facility originated or processed through the Global Distribution System, the Chain Websites and/or other reservation systems, distribution channels and networks, and fees for additional services and programs. We may charge Facilities using the Reservation System outside the United States for reservation service using a different formula. We may change, modify, add or delete the Marketing Fee and/or Additional Fees in accordance with Schedule C.

7.2 You will pay to us “taxes” equal to any federal, state or local sales, gross receipts, use, value added, excise or similar taxes (collectively “Taxes”) assessed against us on the Recurring Fees and basic charges by the jurisdictions where the Facility is located, but not including any income tax, franchise or other similar tax for the privilege of doing business by us in your State. You will pay Taxes to us when due.

7.3 “Interest” is payable when you receive our invoice on any past due amount payable to us under this Agreement at the rate of 1.5% per month or the maximum rate permitted by applicable law, whichever is less, accruing from the due date until the amount is paid.

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7.4 If a Transfer occurs, your transferee or you will pay us our then current Application Fee and a “Reaffiliation Fee” equal to the Affiliation Fee we would then charge a new member for the Facility.

7.5 You will report and pay to us all Recurring Fees and other fees and charges on-line via our self-service electronic invoice presentment and payment tool accessible through our Chain intranet. In the electronic on-line environment, payments can be made either through the electronic check payment channel or the credit card payment channel. We reserve the right to change, from time to time, the technologies or other means for reporting and paying fees to us by amending the System Standards Manual.

8. Indemnifications.

8.1 Independent of your obligation to procure and maintain insurance, you will indemnify, defend and hold the Indemnitees harmless, to the fullest extent permitted by law, from and against all Losses and Expenses, incurred by any Indemnitee for any investigation, claim, action, suit, demand, administrative or alternative dispute resolution proceeding, relating to or arising out of any transaction, occurrence or service at, or involving the operation of, the Facility, any payment you make or fail to make to us, any breach or violation of any contract or any law, regulation or ruling by, any claim that the use of the Property Mark by us as provided for in this Agreement constitutes a violation of the proprietary rights of any third party, or any act, error or omission (active or passive) of, you, any party associated or affiliated with you or any of the owners, officers, directors, employees, agents or contractors of you or your affiliates, including when you are alleged or held to be the actual, apparent or ostensible agent of the Indemnitee, or the active or passive negligence of any Indemnitee is alleged or proven. You have no obligation to indemnify an Indemnitee for damages to compensate for property damage or personal injury if a court of competent jurisdiction makes a final decision not subject to further appeal that the Indemnitee engaged in willful misconduct or intentionally caused such property damage or bodily injury. This exclusion from the obligation to indemnify shall not, however, apply if the property damage or bodily injury resulted from the use of reasonable force by the Indemnitee to protect persons or property.

8.2 You will respond promptly to any matter described in the preceding paragraph, and defend the Indemnitee. You will reimburse the Indemnitee for all costs of defending the matter, including reasonable attorneys’ fees, incurred by the Indemnitee if your insurer or you do not assume defense of the Indemnitee promptly when requested, or separate counsel is appropriate, in our discretion, because of actual or potential conflicts of interest. We must approve any resolution or course of action in a matter that could directly or indirectly have any adverse effect on us or the Chain, or could serve as a precedent for other matters.

8.3 We will indemnify, defend and hold you harmless, to the fullest extent permitted by law, from and against all Losses and Expenses incurred by you in any action or claim arising from your proper use of the System alleging that your use of the System and any property we license to you is an infringement of a third party’s rights to any trade secret, patent, copyright, trademark, service mark or trade name. You will promptly notify us in writing when you become aware of any alleged infringement or an action is filed against you. You will cooperate with our defense and resolution of the claim. We may resolve the matter by obtaining a license of the property for you at our expense, or by requiring that you discontinue using the infringing property or modify your use to avoid infringing the rights of others.

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9. Your Assignments, Transfers and Conveyances.

9.1 Transfer of the Facility. This Agreement is personal to you (and your owners if you are an entity). We are relying on your experience, skill and financial resources (and that of your owners and the guarantors, if any) to sign this Agreement with you. You may finance the Facility and grant a lien, security interest or encumbrance on it (but not in this Agreement) without notice to us or our consent. If a Transfer is to occur, the transferee or you must comply with Section 9.3. Your Membership is subject to Termination when the Transfer occurs. The Membership is not transferable to your transferee, who has no right or authorization to use the System and the Marks when you transfer ownership or possession of the Facility. The transferee may not operate the Facility under the System, and you are responsible for performing the post-termination obligations in Section 13. You and your owners may, only with our prior written consent and after you comply with Sections 9.3 and 9.6, assign, pledge, transfer, delegate or grant a security interest in all or any of your rights, benefits and obligations under this Agreement, as security or otherwise. As a condition of our consent, if your interest in this Agreement is proposed as the collateral of a security interest, then we may require that you and your lender execute a comfort letter in the form described in our then-current disclosure document and that you pay our then-current fee for processing such a request. Transactions involving Equity Interests that are not Equity Transfers do not require our consent and are not Transfers.

9.2 Financing Documents. Neither you, nor any of your Equity Interest owners, shall represent in any proposed financing arrangement to any proposed lender or participant in a private or public investment offering that we or any of our affiliates are or shall be in any way responsible for your obligations or financial projections, if any, set forth in such financing arrangement or investment offering or that we or any of our affiliates are or shall be participating in such private or public investment offering. In addition, any proposed financing arrangement where the service mark “Trademark Collection” appears, or a reference to this Agreement appears, shall contain a disclaimer in bold face type substantially as follows: THE BORROWER IS A PARTY TO AN AGREEMENT WITH TMH WORLDWIDE, LLC TO OPERATE HOTELS USING THE SERVICE MARK “TRADEMARK COLLECTION.” NEITHER TMH WORLDWIDE, LLC NOR ITS AFFILIATES OWN ANY SUCH HOTELS OR ARE A PARTY TO THIS FINANCING AND HAVE NOT PROVIDED OR REVIEWED, AND ARE NOT RESPONSIBLE FOR, ANY DISCLOSURES OR OTHER INFORMATION SET FORTH HEREIN. Also, at least fifteen (15) days prior to closing such financing, you shall submit to us a written statement certifying that you have not misrepresented or overstated your relationship with us and our affiliates or your rights to use the Marks.

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9.3 Conditions. We may condition and withhold our consent to a Transfer when required under this Section 9 until the transferee and you meet certain conditions; however, we will not unreasonably withhold, delay or condition our consent to a Transfer if the Facility is then financed under a program in which the United States Small Business Administration (“SBA”) guarantees the financing or its repayment. If a Transfer is to occur, the transferee (or you, if an Equity Transfer is involved) must first complete and submit our application, qualify to be a member in our sole discretion, given the circumstances of the proposed Transfer, provide the same supporting documents as a new member applicant, pay the Application Fee and Reaffiliation Fee then in effect, sign the form of Membership Agreement we then offer in conversion transactions and agree to renovate the Facility as if it were an existing facility converting to the System, as we reasonably determine. We will provide a PIP after the transferee’s Application is submitted to us. We may require structural changes to the Facility if it no longer meets System Standards for entering conversion facilities or, in the alternative, condition our approval of the Transfer on limiting the transferee’s term to the balance of your Term, or adding a right to terminate without cause exercisable by either party after a period of time has elapsed. Our consent to the transaction will not be effective until these conditions are satisfied. If we do not approve the Transfer, we may, in our sole discretion, allow you to terminate the Membership when you sell the Facility and pay us Liquidated Damages under Section 12.1. Such payment would be due and payable when you transfer possession of the Facility. We must also receive general releases from you and each of your owners, and payment of all amounts then owed to us and our affiliates by you, your owners, your affiliates, the transferee, its owners and affiliates, under this Agreement or otherwise. Our consent to a Transfer is not a waiver of (i) any claims we may have against you; or (ii) our right to demand strict compliance from the Transferee with the terms of its agreement.

9.4 Permitted Transferee Transactions. Provided that you comply with this Section 9.4 you may (i) transfer an Equity Interest to a Permitted Transferee or (ii) effect an Equity Transfer to a Permitted Transferee without obtaining our consent, renovating the Facility or paying a Reaffiliation Fee or Application Fee. No Transfer will be deemed to occur. You must not be in default and you must comply with the application and notice procedures specified in Sections 9.3 and 9.6. Each Permitted Transferee must first agree in writing to be bound by this Agreement, or at our option, execute the Membership Agreement form then offered prospective members. No transfer to a Permitted Transferee shall release a living transferor from liability under this Agreement or any guarantor under any guaranty of this Agreement. A transfer resulting from a death may occur even if you are in default under this Agreement.

9.5 Attempted Transfers. Any transaction requiring our consent under this Section 9 in which our consent is not first obtained will be void, as between you and us. You will continue to be liable for payment and performance of your obligations under this Agreement until we terminate this Agreement, all your financial obligations to us are paid and all System identification is removed from the Facility.

9.6 Notice of Transfers. You will give us at least 30 days prior written notice of any proposed Transfer or Permitted Transferee transaction. You will notify us when you sign a contract to Transfer the Facility and 10 days before you intend to close on the transfer of the Facility. We will respond to all requests for our consent and notices of Permitted Transferee transactions within a reasonable time not to exceed 30 days. You will notify us in writing within 30 days after a change in ownership of 25% or more of your Equity Interests that are not publicly held or that is not an Equity Transfer, or a change in the ownership of the Facility if you are not its owner. You will provide us with lists of the names, addresses, and ownership percentages of your owner(s) at our request.

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10. Our Assignments. We may transfer, assign, delegate or subcontract all or any part of our rights and duties under this Agreement, including by operation of law, without notice and without your consent. You are not the third-party beneficiary of any contract with a third party to provide services to you under this Agreement. We may dissolve, terminate and wind up our business under applicable law but we will transfer the System and this Agreement to a party that will perform the licensor’s obligations and that will assume this Agreement in writing. We will have no obligations to you with respect to any assigned right or duty after you are notified that our transferee has assumed such rights or duties under this Agreement except those that arose before we assign this Agreement.

11. Default and Termination.

11.1 Default. You will be in default under this Agreement if (a) you do not pay us when a payment is due under this Agreement or under any other instrument, debt, agreement or account with us related to the Facility, (b) you do not perform any of your other obligations when this Agreement and the System Standards Manual require, or (c) if you otherwise breach this Agreement. If your default is not cured within ten days after you receive written notice from us that you have not filed your monthly report, paid us any amount that is due or breached your obligations regarding Confidential Information, or within 30 days after you receive written notice from us of any other default (except as noted below), then we may terminate this Agreement by written notice to you, under Section 11.2. We will not exercise our right to terminate if you have completely cured your default during the time allowed for cure, or until any waiting period required by law has elapsed. In the case of a default resulting from the Facility’s failure to meet Quality Standards as measured by a quality assurance inspection, if you have acted diligently to cure the default but cannot do so, and the default does not relate to health or safety, we may, in our discretion, enter into an improvement agreement with you provided you request such an agreement within 30 days after receiving notice of the failing inspection. If we have entered into an improvement agreement, you must cure the default within the time period specified in the improvement agreement which shall not exceed 90 days after the failed inspection. We may terminate this Agreement and any or all rights granted hereunder if you do not timely perform that improvement agreement.

11.2 Termination. We may terminate this Agreement effective when we send written notice to you or such later date as required by law or as stated in the default notice, when (1) you do not cure a default as provided in Section 11.1 or we are authorized to terminate under Schedule D due to your failure to perform your Improvement Obligation, (2) you discontinue operating the Facility as a “Trademark Collection” or “Trademark Collection by Wyndham”, (3) you do or perform, directly or indirectly, any act or failure to act that in our reasonable judgment is or could be injurious or prejudicial to the goodwill associated with the Marks or the System, (4) you lose ownership possession or the right to possession of the Facility or otherwise lose the right to conduct the licensed business at the Location, (5) you (or any guarantor) suffer the termination of another membership agreement with us or one of our affiliates, (6) you intentionally maintain false books and records or submit a materially false report to us, (7) you (or any guarantor) generally fail to pay debts as they come due in the ordinary course of business, (8) you, any guarantor or any of your owners or agents misstated to us or omitted to tell us a material fact to obtain or maintain this Agreement with us, (9) you receive two or more notices of default from us in any one year period (whether or not you cure the defaults), (10) a violation of Section 9 occurs, or a Transfer occurs before the relicensing process is completed, (11) you or any of your Equity Interest owners contest in court the ownership or right to franchise or license all or any part of the System or the validity of any of the Marks, (12) you, any guarantor or the Facility is subject to any voluntary or involuntary bankruptcy, liquidation, dissolution, receivership, assignment, reorganization, moratorium, composition or a similar action or proceeding that is not dismissed within 60 days after its filing, (13) you maintain or operate the Facility in a manner that endangers the health or safety of the Facility’s guests. (14) if a threat to public health or safety exists at the Facility and we reasonably determine that an immediate shut down of the Facility to be necessary to avoid substantial risk of liability or goodwill, (15) you disclose any Confidential Information in violation of this Agreement.

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11.3 Casualty and Condemnation.

11.3.1 You will notify us promptly after the Facility suffers a Casualty that prevents you from operating in the normal course of business, with less than 75% of guest rooms available. You will give us information on the availability of guest rooms and the Facility’s ability to honor advance reservations. You will tell us in writing within 60 days after the Casualty whether or not you will restore, rebuild and refurbish the Facility to conform to System Standards and its condition prior to the Casualty. This restoration will be completed within 180 days after the Casualty. You may decide within the 60 days after the Casualty, and if we do not hear from you, we will assume that you have decided, to terminate this Agreement, effective as of the date of your notice or 60 days after the Casualty, whichever comes first. If this Agreement so terminates, you will pay all amounts accrued prior to Termination and follow the post-termination requirements in Section 13. You will not be obligated to pay Liquidated Damages if the Facility will no longer be used as a transient guest lodging facility for 3 years after the Casualty.

11.3.2 You will notify us in writing within 10 days after you receive notice of any proposed Condemnation of the Facility, and within 10 days after receiving notice of the Condemnation date. This Agreement will terminate on the date the Facility or a substantial portion is conveyed to or taken over by the condemning authority but you will be liable for condemnation payments set forth in Section 12.2.

11.4 Our Other Remedies. We may suspend the Facility from the Reservation System for any default or failure to pay or perform under this Agreement or any other written agreement with us relating to the Facility, discontinue reservation referrals to the Facility for the duration of such suspension, and may divert previously made reservations to other Chain Facilities after giving notice of non-performance, non-payment or default. All fees accrue during the suspension period. Reservation service will be restored after you have fully cured any and all defaults and failures to pay and perform. We may charge you, and you must pay as a condition precedent to restoration of reservation service, a Reconnection Fee specified on Schedule C to reimburse us for our costs associated with service suspension and restoration. We may deduct points under our quality assurance inspection program for your failure to comply with this Agreement or System Standards. We may also suspend or terminate any temporary or other fee reductions we may have agreed to in this Agreement and/or any stipulations in Section 18 below, and/or cease to provide any operational support until you address any failure to perform under this Agreement. You agree that our exercise of any rights in this Section will not constitute an actual or constructive Termination of this Agreement. All such remedies are cumulative and not in lieu of any other rights or remedies we may have under this Agreement. If we exercise our right not to terminate this Agreement but to implement such suspension and/or removal, we reserve the right at any time after the appropriate cure period under the written notice has lapsed, to, upon written notice to you, terminate this Agreement without giving you any additional corrective or cure period (subject to applicable law). You recognize that any use of the System not in accord with this Agreement will cause us irreparable harm for which there is no adequate remedy at law, entitling us to injunctive and other relief, without the need for posting any bond. We may litigate to collect amounts due under this Agreement without first issuing a default or Termination notice. Our consent or approval may be withheld if needed while you are in default under this Agreement or may be conditioned on the cure of all your defaults. Once a Termination or expiration date for this Agreement has been established in accordance with the provisions of this Agreement, we may cease accepting reservations through the Reservation System for any person(s) seeking to make a reservation for a stay on any date including or following the Termination or expiration of this Agreement.

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11.5 Your Remedies.

11.5.1 If our approval or consent is required under this Agreement and we do not issue our approval or consent within a reasonable time, but in any event not less than 30 days after we receive all of the information we request, and you believe our failure to approve or consent is wrongful, then you may bring a legal action against us to compel us to issue our approval or consent to the obligation. To the extent permitted by applicable law, this action shall be your exclusive remedy.

11.5.2 You (and your owners and guarantors) waive, to the fullest extent permitted by law, any right to, or claim for, any punitive or exemplary damages against us and against any affiliates, owners, employees or agents of us, and agree that in the event of a dispute, you will be limited to the recovery of any actual damages sustained and any equitable relief to which you might be entitled.

12. Liquidated Damages.

12.1 Generally. If we terminate this Agreement under Section 11.2, or you terminate this Agreement (except under Section 11.3 or as a result of our default which we do not cure within a reasonable time after written notice), you will pay us within 10 days following the date of Termination, as Liquidated Damages, an amount equal to the average monthly accrued Recurring Fees during the immediately preceding 12 full calendar months multiplied by 36 (or the number of months remaining in the unexpired Term (the “Ending Period”) at the date of Termination, whichever is less). If the Facility has been open for fewer than 12 months, then the amount shall be the average monthly Recurring Fees since the Opening Date multiplied by 36. You will also pay any applicable Taxes assessed on such payment and Interest calculated under Section 7.3 accruing from 10 days after the date of termination. Before the Ending Period, Liquidated Damages will not be less than the product of $3,000 multiplied by the number of guest rooms that you are authorized to operate under Schedule B of this Agreement as of the Termination. In the event that we authorize you to reduce the number of rooms at the Facility after the Opening Date, then we reserve the right to charge Liquidated Damages for those rooms on a per-room basis, either at the time they are removed from the Facility’s inventory or at Termination. If we terminate this Agreement under Schedule D before the Opening Date, then you will pay us, within 10 days after you receive our notice of termination, Liquidated Damages in an amount equal to $1,500 per guest room described on Schedule B. If any valid, applicable law or regulation of a competent governmental authority having jurisdiction over this Agreement limits your ability to pay, and our ability to receive, the Liquidated Damages you are obligated to pay hereunder, you shall be liable to us for any and all damages which we incur, now or in the future, as a result of your breach of this Agreement. Liquidated Damages are paid in place of our claims for lost future Recurring Fees under this Agreement. Our right to receive other amounts due under this Agreement is not affected.

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12.2 Condemnation Payments. In the event a Condemnation is to occur, you will pay us the fees set forth in Section 7 for a period of one year (the “Notice Period”) after we receive the initial notice of condemnation described in Section 11.3.2, or until the Condemnation occurs, whichever is longer. You will pay us Liquidated Damages equal to the average daily Membership and Marketing Fees for the one-year period preceding the date of your condemnation notice to us multiplied by the number of days remaining in the Notice Period if the Condemnation is completed before the Notice Period expires. This payment will be made within 30 days after Condemnation is completed (when you close the Facility or you deliver it to the condemning authority). You will pay no Liquidated Damages if the Condemnation is completed after the Notice Period expires, but you must pay the fees set forth in Section 7 when due until Condemnation is completed.

13. Your Duties At and After Termination. When a Termination occurs for any reason whatsoever:

13.1 System Usage Ceases. You must comply with the following “de-identification” obligations. You will immediately stop using the System to operate and identify the Facility. You will remove all signage and other items bearing any Marks and follow the other steps detailed in the System Standards Manual or other brand directives for changing the identification of the Facility. You will promptly paint over or remove the Facility’s distinctive System trade dress, color schemes and architectural features. You shall not identify the Facility with a confusingly similar mark or name, or use the same colors as the System trade dress for signage, printed materials and painted surfaces. You will cease all Internet marketing using any Marks to identify the Facility.

13.1.1 Cancel Assumed Name Certificate. You shall take such action as may be necessary to cancel any assumed name or equivalent registration which contains the name “Trademark Collectionor any variation thereof or any other Mark. You shall provide us with evidence to our satisfaction of compliance with this obligation within thirty (30) days after termination or expiration of this Agreement.

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13.2 Other Duties. You will pay all amounts owed to us under this Agreement and any related ancillary agreements with us or our affiliates pertaining to the Facility within 10 days after Termination. We may immediately remove the Facility from the Reservation System and divert reservations as authorized in Section 11.4. We may notify third parties that the Facility is no longer associated with the Chain. We may also, to the extent permitted by applicable law, and without prior notice enter the Facility and any other parcels, remove software (including archive and back-up copies) for accessing the Reservation System, all copies of the System Standards Manual, Confidential Information, equipment and all other personal property of ours. If you have not completed your de-identification obligations to our satisfaction, we may paint over or remove and purchase for $10.00, all or part of any interior or exterior Mark-bearing signage (or signage face plates), including billboards, whether or not located at the Facility, that you have not removed or obliterated within five days after Termination. You will promptly pay or reimburse us for our cost of removing such items, net of the $10.00 purchase price for signage. We will exercise reasonable care in removing or painting over signage. We will have no obligation or liability to restore the Facility to its condition prior to removing the signage. You will transfer to us any domain names you own that include any material portion of the Marks.

13.3 Reservations. The Facility will honor any advance reservations, including group bookings, made for the Facility prior to Termination at the rates and on the terms established when the reservations are made and pay when due all related travel agent commissions. You acknowledge and agree that once a Termination or expiration date for this Agreement has been established in accordance with the provisions of this Agreement, we may stop accepting reservations through the Reservation System for any person(s) seeking to make a reservation for a stay on any date on or after the Termination or expiration of this Agreement. In addition, when this Agreement terminates or expires for any reason, we have the right to contact those individuals or entities who have reserved rooms with you through the Central Reservation System to inform them that your lodging facility is no longer part of the System. We further have the right to inform those guests of other facilities within the System that are near your Facility in the event that the guests prefer to change their reservations. You agree that the exercise of our rights under this Section will not constitute an interference with your contractual or business relationship.

13.4 Survival of Certain Provisions. Sections 3.6 (as to audits, for 2 years after Termination), the first two sentences of 3.11, 7 (as to amounts accruing through Termination), 8, 11.3.2, 11.4, 12, 13, 15, 16 and 17 survive Termination of this Agreement. Additionally, all covenants, obligations and agreements of yours which by their terms or by implication are to be performed after the termination or expiration of the Term, shall survive such Termination or expiration.

14. Your Representations and Warranties. You expressly represent and warrant to us as follows:

14.1 Quiet Enjoyment and Financing. You own, or will own prior to commencing improvement, or lease, the Location and the Facility. You will be entitled to possession of the Location and the Facility during the entire Term without restrictions that would interfere with your performance under this Agreement, subject to the reasonable requirements of any financing secured by the Facility. You have, when you sign this Agreement, and will maintain during the Term, adequate financial liquidity and financial resources to perform your obligations under this Agreement. If you are an entity, all of your owners or any of the individuals disclosed on Schedule B, including any subsequent person or entity that becomes an owner at any time after the Effective Date, shall sign our then-current form of personal guaranty guaranteeing all of your obligations under this Agreement, unless expressly waived by us in our sole discretion.

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14.2 This Transaction. You and the persons signing this Agreement for you have full power and authority and have been duly authorized, to enter into and perform or cause performance of your obligations under this Agreement. You have obtained all necessary approvals of your owners, Board of Directors and lenders. No executory membership, franchise, license, or affiliation agreement for the Facility exists other than this Agreement. Your execution, delivery and performance of this Agreement will not violate, create a default under or breach of any charter, bylaws, agreement or other contract, license, permit, indebtedness, certificate, order, decree or security instrument to which you or any of your principal owners is a party or is subject or to which the Facility is subject. Neither you nor the Facility is the subject of any current or pending merger, sale, dissolution, receivership, bankruptcy, foreclosure, reorganization, insolvency, or similar action or proceeding on the date you execute this Agreement and was not within the three years preceding such date, except as disclosed in the Application. You will submit to us the documents about the Facility, you, your owners and your finances that we request in the Membership Application (or after our review of your initial submissions) before or within 30 days after you sign this Agreement. You represent and warrant to us that the information you provided in your Application is true, correct and accurate. To the best of your knowledge, neither you, your owners (if you are an entity), your officers, directors or employees or anyone else affiliated or associated with you, whether by common ownership, by contract, or otherwise, has been designated as, or is, a terrorist, a “Specially Designated National” or a “Blocked Person” under U.S. Executive Order 13224, in lists published by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or otherwise.

14.3 No Misrepresentations or Implied Covenants. All written information you submit to us about the Facility, you, your owners, any guarantor, or the finances of any such person or entity, was or will be at the time delivered and when you sign this Agreement, true, accurate and complete, and such information contains no misrepresentation of a material fact, and does not omit any material fact necessary to make the information disclosed not misleading under the circumstances. There are no express or implied covenants or warranties, oral or written, between we and you except as expressly stated in this Agreement.

15. Proprietary Rights.

15.1.1 Marks and System. You will not acquire any interest in or right to use the System or Marks except under this Agreement. You will not apply for governmental registration of the Marks, or use the Marks or our corporate name in your legal name, but you may use a Mark for an assumed business or trade name filing, provided such filing is for the full name of the property, including any secondary designation. You agree (i) to execute any documents we request to obtain or maintain protection for the Marks; (ii) use the Marks only in connection with the operation of the Facility as permitted by the System Standards; and (iii) that your unauthorized use of the Marks shall constitute both an infringement of our rights and a material breach of your obligations under this Agreement. You shall not, and shall not assist other to, challenge or otherwise contest the validity or ownership of the System or Marks.

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15.1.2 Property Mark. You represent and warrant to us that you are the owner of all right, title, and interest in and to the Property Mark, or you otherwise have the right to use and license others to use the Property Mark. You hereby grant to us, our parent, subsidiaries and affiliates, or our designee, a non-exclusive, limited, revocable license to use the Property Mark to market, promote, and advertise the Facility and to display and use the Property Mark in connection with the System and the Marks during the Term.

15.2 Inurements. All present and future distinguishing characteristics, improvements and additions to or associated with the System by us, you or others, and all present and future service marks, trademarks, copyrights, service mark and trademark registrations used and to be used as part of the System, and the associated good will, shall be our property and will inure to our benefit.

15.3 Other Locations and Systems. We and our affiliates each reserve the right to own, (including through a joint venture or otherwise) in whole or in part, manage, operate, use, lease, finance, sublease, franchise, license (as franchisor or franchisee), or provide services to or joint venture (i) distinctive separate lodging or food and beverage marks and other intellectual property which are not part of the System, and to enter into separate agreements with you or others (for separate charges) for use of any such other marks or proprietary rights, (ii) other lodging, food and beverage facilities, or businesses, under the System utilizing modified System Standards, and (iii)a Chain Facility at or for any location other than the Location. You acknowledge that we are affiliated with or in the future may become affiliated with other lodging providers or franchise, license or membership systems that operate under names or marks other than the Marks. We and our affiliates may use or benefit from common hardware, software, communications equipment and services and administrative systems for reservations, franchise application procedures or committees, marketing and advertising programs, personnel, central purchasing, Approved Supplier lists, franchise sales personnel (or independent franchise sales representatives).

15.4 Confidential Information. You will take all appropriate actions to preserve the confidentiality of all Confidential Information. Access to Confidential Information should be limited to persons who need the Confidential Information to perform their jobs and are subject to your general policy on maintaining confidentiality as a condition of employment or who have first signed a confidentiality agreement. You will not permit copying of Confidential Information (including, as to computer software, any translation, decompiling, decoding, modification or other alteration of the source code of such software). You will use Confidential Information only for the Facility and to perform under this Agreement. Upon Termination (or earlier, as we may request), you shall return to us all originals and copies of the System Standards Manual, policy statements and Confidential Information “fixed in any tangible medium of expression,” within the meaning of the U.S. Copyright Act, as amended. Your obligations under this subsection commence when you sign this Agreement and continue for trade secrets (including computer software we license to you) as long as they remain secret and for other Confidential Information, for as long as we continue to use the information in confidence, even if edited or revised, plus three years. We will respond promptly and in good faith to your inquiry about continued protection of any Confidential Information. We recognize that you are a subsdiary of a publicly held company and are authorized to include this Agreement as an exhibit to your public filings with the United States Securities and Exchange Commission, if required by law; provided, however, that if we request that any portions of this Agreement be redacted or otherewise given confidential treatment under applicable securities laws, rules, or regulations, you will make every effort to do so.

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15.5 Litigation. You will promptly notify us of (i) any adverse or infringing uses of the Marks (or names or symbols confusingly similar), Confidential Information or other System intellectual property, and (ii) any threatened or pending litigation related to the System against (or naming as a party) you or us of which you become aware. We alone have the right to control any proceeding or litigation involving use of all or any part of the System, including settlement. You will cooperate with our efforts to resolve these disputes. We need not initiate suit against imitators or infringers who do not have a material adverse impact on the Facility, or any other suit or proceeding to enforce or protect the System in a matter we do not believe to be material. We also have the right to keep all sums obtained in settlement or as a damages award in any proceeding or litigation without any obligation to share any portion of the settlement sums or damages award with you. You will cooperate with our efforts to resolve these disputes.

15.6 The Internet and other Distribution Channels. You may use the Internet to market the Facility subject to this Agreement and System Standards. You shall not use, license or register any domain name, universal resource locator, or other means of identifying you or the Facility that uses a Mark or any image or language confusingly similar to a Mark except as otherwise expressly permitted by the System Standards Manual or with our written consent. You will assign to us any such identification at our request without compensation or consideration. You may not purchase any key words for paid search or other electronic marketing that utilizes any Mark without our written consent.. You must make available through the Reservation System and the Chain Website all rates you offer directly to the general public or indirectly via Internet marketing arrangements with third parties. You agree to participate in our Central Commission Payment Program and to reimburse us for any fees or commissions we pay to intermediaries and retailers on your behalf or for Chain Facilities to participate in their programs. You must participate in the Chain’s best available rate on the Internet guarantee or successor program. The content you provide us or use yourself for any Internet or distribution marketing materials must be true, correct and accurate, and you will notify us in writing promptly when any correction to the content becomes necessary. You shall promptly modify at our request the content of any Internet or distribution marketing materials for the Facility you use, authorize, display or provide to conform to System Standards. Any use of the Marks and other elements of the System on the Internet inures to our benefit under Section 15.2.

16. Relationship of Parties.

16.1 Independence. You are an independent contractor. You are not our legal representative or agent, and you have no power to obligate us for any purpose whatsoever. We and you have a business relationship based entirely on and circumscribed by this Agreement. No partnership, joint venture, agency, fiduciary or employment relationship is intended or created by reason of this Agreement. You will exercise full and complete control over and have full responsibility for your contracts, daily operations, labor relations, employment practices and policies, including, but not limited to, the recruitment, selection, hiring, disciplining, firing, compensation, work rules and schedules of your employees.

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16.2 Joint Status. If you are comprised of two or more persons or entities (notwithstanding any agreement, arrangement or understanding between or among such persons or entities) the rights, privileges and benefits of this Agreement may only be exercised and enjoyed jointly. The liabilities and responsibilities under this Agreement will be the joint and several obligations of all such persons or entities.

17. Legal Matters.

17.1 Partial Invalidity. If all or any part of a provision of this Agreement violates the law of your state (if it applies), such provision or part will not be given effect. If all or any part of a provision of this Agreement is declared invalid or unenforceable, for any reason, or is not given effect by reason of the prior sentence, the remainder of the Agreement shall not be affected. However, if in our judgment the invalidity or ineffectiveness of such provision or part substantially impairs the value of this Agreement to us, then we may at any time terminate this Agreement by written notice to you without penalty or compensation owed by either party.

17.2 Waivers, Modifications and Approvals. If we allow you to deviate from this Agreement, we may insist on strict compliance at any time after written notice. Our silence or inaction will not be or establish a waiver, consent, course of dealing, implied modification or estoppel. All modifications, waivers, approvals and consents of or under this Agreement by us must be in writing and signed by our authorized representative to be effective. We may unilaterally revise Schedule C when this Agreement so permits.

17.3 Notices. Notices will be effective if in writing and delivered (i) by facsimile transmission with confirmation original sent by first class mail, postage prepaid, (ii) by delivery service, with proof of delivery, (iii) by first class, prepaid certified or registered mail, return receipt requested, (iv) by electronic mail, posting of the notice on our Chain intranet site or by a similar technology; or (v) by such other means as to result in actual or constructive receipt by the person or office holder designated below, to the appropriate party at its address stated below or as it may otherwise designate by notice. You consent to receive electronic mail from us. Notices shall be deemed given on the date delivered or date of attempted delivery, if refused.

TMH Worldwide, LLC:

Our address: 22 Sylvan Way, Parsippany, New Jersey 07054-0278

Attention: Vice President - Contracts Compliance; Fax No. (973) 753-7254

Your name: Altitude International Holdings, Inc, Your address: 4500 SE Pine Valley St, Port St. Lucie, FL, 34952, Attention: Gregory C. Breunich; Your fax No.: n/A; Your e-mail address: gcb@altdintl.com

17.4 Remedies. Remedies specified in this Agreement are cumulative and do not exclude any remedies available at law or in equity. The non-prevailing party will pay all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party to enforce this Agreement or collect amounts owed under this Agreement.

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17.5 Miscellaneous. This Agreement is exclusively for the benefit of the parties. There are no third-party beneficiaries. No agreement between us and anyone else is for your benefit. The section headings in this Agreement are for convenience of reference only.

17.6 Choice of Law; Venue; Dispute Resolution.

17.6.1 This Agreement will be governed by and construed under the laws of the State of New Jersey, except for its conflicts of law principles. The New Jersey Franchise Practices Act will not apply to any Facility located outside the State of New Jersey.

17.6.2 The parties shall attempt in good faith to resolve any dispute concerning this Agreement or the parties’ relationship promptly through negotiation between authorized representatives. If these efforts are not successful, either party may attempt to resolve the dispute through non-binding mediation. Either party may request mediation which shall be conducted by a mutually acceptable and neutral third-party organization. If the parties cannot resolve the dispute through negotiation or mediation, or choose not to negotiate or mediate, either party may pursue litigation.

17.6.3 You consent and waive your objection to the non-exclusive personal jurisdiction of and venue in the New Jersey state courts situated in Morris County, New Jersey and the United States District Court for the District of New Jersey for all cases and controversies under this Agreement or between we and you.

17.6.4 WAIVER OF JURY TRIAL. THE PARTIES WAIVE THE RIGHT TO A JURY TRIAL IN ANY ACTION RELATED TO THIS AGREEMENT OR THE RELATIONSHIP BETWEEN TMH WORLDWIDE, LLC, THE MEMBER, ANY GUARANTOR, AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS.

17.6.5 Any judicial proceeding directly or indirectly arising from or relating to this Agreement shall be considered unique as to its facts and may not be brought as a class action. You and each of the owners of your Equity Interests waive any right to proceed against us by way of class action.

17.7 Special Acknowledgments. You acknowledge the following statements to be true and correct as of the date you sign this Agreement, and to be binding on you.

17.7.1 You have read our disclosure document for prospective members (“FDD”) and independently evaluated and investigated the risks of investing in the hotel industry generally and purchasing this membership/franchise specifically, including such factors as current and potential market conditions, owning a franchise and various competitive factors.

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17.7.2 You have received our FDD at least 14 days before signing this Agreement or paying the Affiliation Fee to us.

17.7.3 Neither we nor any person acting on our behalf has made any oral or written representation or promise to you on which you are relying to enter into this Agreement that is not written in this Agreement or in the FDD. You release any claim against us or our agents based on any oral or written representation or promise not stated in this Agreement or in the FDD.

17.7.4 This Agreement, together with the exhibits and schedules attached, is the entire agreement superseding all previous oral and written representations, agreements and understandings of the parties about the Facility and the Membership/Franchise other than representations set forth in the FDD. Notwithstanding the foregoing, no provision in any franchise or membership agreement, or any related agreement, is intended to disclaim the express representations made in the FDD.

17.7.5 You acknowledge that no salesperson has made any promise or provided any information to you about actual or projected sales, revenues, income, profits or expenses from the Facility except as stated in Item 19 of the FDD or in a writing that is attached to this Agreement and signed by us.

17.7.6 You understand that the relationship contemplated by this Agreement is an arms’ length, commercial business relationship in which each party acts in its own interest.

17.8 Force Majeure. Neither you nor we shall be liable for loss or damage or deemed to be in breach of this Agreement if the failure to perform obligations results from any of the following events which first occur following the Effective Date: (a) windstorms, rains, floods, earthquakes, typhoons, mudslides or other similar natural causes; (b) fires, strikes, embargoes, war, acts of terrorism or riot; (c) legal restrictions that prohibit or prevent performance; or (d) any other similar event or cause beyond the control of the party affected. Any delay resulting from any of such causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable, so long as a remedy is continuously and diligently sought by the affected party, except that no such cause shall excuse payment of amounts owed at the time of such occurrence or payment of Recurring Fees and other amounts due to us subsequent to such occurrence other than a governmental or judicial order prohibiting such payments.

17.9 No Right to Offset. You acknowledge and agree that you will not withhold or offset any liquidated or unliquidated amounts, damages or other monies allegedly due you by us against any Recurring Fees or any other fees due us under this Agreement.

18. Special Stipulations. The following special stipulations apply to this Agreement and supersede any inconsistent or conflicting provisions. You acknowledge that these stipulations and any changes made to the body of the Agreement at your request or in response to other changes to our form agreement are the product of arms’ length negotiations with us and represent mutually agreed, material inducements to enter into this Agreement, beneficial to you and supported by adequate consideration from both parties. These are personal to you and are not transferable or assignable except to a Permitted Transferee. You agree that these Special Stipulations are contingent on, among other things, you maintaining a warm, cordial, and comfortable environment that is consistent with System Standards for Chain guests.

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18.1 All-Inclusive Operation.

18.1.1 The Facility will be operated at all times throughout the Term as an “All-Inclusive Resort,” the all-inclusive nature of which may be adjusted from time to time in consultation with us, but which will include, at a minimum: accommodations; Food and Beverage, including snacks and alcoholic beverages; certain land and water activities, including access to tennis and pickleball courts; and such other amenities and features as you and we may agree from time to time. Any charges for additional amenities or services charged to Chain guests will be included in Gross Revenue, as defined in Section 18.3.

18.1.2 You must ensure that all amenities, activities, and other features of the Facility that are included in the booking rate for a guest room, and those that are not, are clearly identified, in advance, in the Central Reservation System and in all distribution channels.

18.2 Future Development of the Facility.

18.2.1 You have advised us that during the Term you or an affiliate of you may wish to develop some or all of the areas within the Facility designated as Area C on Exhibit A to this Agreement for the sale or rental of single-family or multi-family residences (i.e., condominiums or town homes) (the “Residential Development”). Subject to all provisions of Section 18, provided you notify us in advance and provide information about, and plans relating to, any Residential Development with us; that you take all commercially-reasonable steps to minimize disruption to Chain guests; that such Residential Development does not materially diminish the experience of Chain guests; that all revenue earned by you or any of your affiliates from the use of the Facility by owners or residents of the Residential Development (whether in the form of use passes, Food and Beverage packages, memberships, or otherwise) is included in Gross Revenue; and that such Residential Development is completed in compliance with all applicable laws, rules, and regulations, as well as System Standards, we will not object to such Residential Development.

18.2.2 Without limiting the application of Section 2 or Section 18.7 of this Agreement, such Residential Development may not constitute a time share resort, vacation club, residence club, fractional ownership residence, or the like. No Residential Development may be used to further or promote a different or competing business, including without limitation, advertising or promotion for guest lodging facilities other than those franchised by us or our affiliates, and marketing, advertising, or promoting any timeshare or vacation ownership resort not affiliated with us, our affiliates, or Travel + Leisure, Inc., formerly known as Wyndham Destinations, Inc., and its affiliates. Under no circumstance will any area of the Facility be used for commercial development that is unrelated to recreational or resort activities (provided that the Residential Development may include an on-site restaurant) nor will any part of the Facility be used by any party other than a Permitted Shared User, as defined below. Subject to this Section 18.2, use of the Facility by owners or residents of the Residential Development and their guests will be considered “Permitted Shared Users,” as defined in Section 18.12.

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18.2.3 As a condition of our ongoing consent to the Residential Development, we may require that any joint venture partner, investor, or other party that has or acquires a beneficial ownership interest in developing the Residential Development with you or your affiliates execute such documentation as we may provide to acknowledge that they understand and agree with the provisions of this Agreement pertaining to the Residential Development and Permitted Shared Uses.

18.2.4 Upon our request, you and we will execute an amendment to this Agreement to memorialize terms and conditions related to such future development, from time to time. You acknowledge that our consent will be required if any of the units included in the Residential Development are to be included in a rental pool (however characterized) that will have access to or be considered part of the Facility, which consent (if given in our sole but reasonable discretion) will require an amendment to this Agreement.

18.3. Gross Revenue, Defined.

18.3.1 Schedule A is amended to delete the definition of Gross Rooms Revenue and replace it with the following defined term; all remaining references to Gross Rooms Revenue in the Agreement shall mean Gross Revenue:

Gross Revenue means all revenue and income of any kind derived, directly or indirectly, from the operation of the Facility; all package revenue and non-package revenue; all Food and Beverage revenue; all spa and fitness center revenue if included in package revenue; revenue from any concessionaires or tenants, including those that provide services to Chain guests or Permitted Shares Users; all revenue derived in connection with any Permitted Shared Use; and all other revenue, including but not limited to credit transactions, whether or not collected; guaranteed no-show revenue, net of chargebacks from credit card issuers; and miscellaneous fees charged to all guests regardless of the accounting treatment of such fees. If the Facility receives any proceeds from any business interruption insurance covering its operation, then Gross Revenue will include an amount equal to the imputed gross revenue that the insurer used to calculate those proceeds. The following shall be excluded from Gross Revenue: items sold in Facility retail stores; separate charges to guests for spa services; and federal, state and local sales, occupancy, and use taxes charged to Facility guests. This definition is qualified by reference to the provisions of Section 18, including but not limited Section 18.2.2. For purposes of this Agreement, all references to Gross Room Revenues shall mean Gross Revenue.

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18.3.2 In addition to other sources of revenue identified in the definition of Gross Revenue, and for the avoidance of doubt as to such definition, revenue attributable to passes for the Permitted Shared Use of the Facility, to F&B Packages (as defined in Section 18.12.1) purchased by or on behalf of Permitted Shared Users, and revenue paid by or attributable to any affiliated residential units, including those in the Residential Development, will be included in Gross Revenue. Fees for such passes and Food and Beverage must be at commercially-reasonable rates, taking into consideration the average daily rate for Chain guests of the Facility and applicable group rates, if applicable. You will include in your monthly reporting of Gross Revenue a detailed accounting of the components of Gross Revenue. We reserve the right to issue to you a notice of default if we determine that such fees are not commercially-reasonable. If such passes or Food and Beverage arrangements are included in any packaged or bundled pricing by the Sports Academies or other providers of other Permitted Shared Uses, you agree, on behalf of yourself and your affiliates, to include in Gross Revenue an amount attributable to the use of the Facility reasonably related to the prices charged to Permitted Shared Users for stand-alone passes or F&B Packages. You and we agree to work in good faith to resolve any disputes as to a commercially-reasonable pricing and allocations to be attributed to Gross Revenue with respect to all Permitted Shared Uses.

18.4 Combined Fees. Notwithstanding Section 7.1, you will pay a monthly Combined Fee consisting of the Royalty and System Assessment Fee (which is comprised of a Marketing Contribution and Basic Reservation Fee) at the rates set forth in this Section. The Combined Fee excludes commissions and related service charges, guest complaint assessments, Internet and GDS Fees, the Loyalty Program Charge, and other similar fees and charges described on Schedule C which must be paid as stated in this Agreement.

[*]

18.4.6 The Royalty and System Assessment Fees shall reset to the rates specified in Section 7 (as amended by Section 18.3), (i) if and as of the date a Termination occurs; (ii) if we send you a notice of default and you fail to cure the default within the time specified, if any, in the notice of default; or (ii) if, after the first Membership Year, the Facility fails for two consecutive quarters to maintain an overall guest satisfaction score of at least 80% of the maximum available score (e.g., at least four out of five stars) on a leading hospitality guest review site that we designate.

18.5 [*]

18.6 [*]

18.7 Protected Territory. Notwithstanding anything to the contrary elsewhere in this Agreement we will not own, operate, lease, manage, franchise or license any party but you to operate a Chain Facility in the “Protected Territory,” as defined below, while this Agreement is in effect. We may own, operate, lease, manage, franchise or license anyone to operate any Chain Facility located anywhere outside the Protected Territory without any restriction or obligation to you. We may grant Protected Territories for other Chain Facilities that overlap your Protected Territory. This Section does not apply to any Chain Facility located in the Protected Territory on the Effective Date, which we may renew, relicense, allow to expand, or replace with a replacement Facility located within the same trading area having not more than 120% of the guest rooms of the replaced Chain Facility if its franchise with us terminates or is not renewed. Without our prior written consent, which may be withheld in our sole discretion, you shall ensure that no part of the Facility or the System is used to further or promote a different or competing business, including without limitation, advertising or promotion for guest lodging facilities other than those franchised by us or our affiliates and marketing, advertising or promoting any timeshare or vacation ownership resort not affiliated with us, our affiliates, or Travel + Leisure, Inc., formerly known as Wyndham Destinations, Inc., and its affiliates. You will use any information obtained through the Reservation System to refer guests, directly or indirectly, only to Chain Facilities. You acknowledge that the Protected Territory fairly represents the Facility’s trading area and that there are no express or implied territorial rights or agreements between the parties except as stated in this Section. You irrevocably waive any right to seek or obtain the benefits of any policy we now follow or may in the future follow to notify you about proposed Chain Facilities in the general area of the Facility, solicit information about the effect of the proposed Chain Facility on the revenue or occupancy of the Facility or decide whether to add the proposed Chain Facility to the Chain based on the potential effect of the proposed Chain Facility on the Facility or its performance. You further acknowledge and agree that notwithstanding the foregoing, we may operate, lease, manage, or license any other party to operate a Chain Facility in the Protected Territory beginning (a) six months prior to the expiration of this Agreement, or (b) as of the date that a date for the premature termination of this Agreement has been confirmed in writing by us. The covenants in this Section are mutually dependent; if you breach this Section, your Protected Territory will be the Location only. The Protected Territory means [*].

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18.8 Management of the Facility. Notwithstanding Sections 3.2 and 16.1 of this Agreement, the Facility shall be operated by a hotel management company we approve in advance that is not affiliated with you. You must enter into a management agreement with a management company acceptable to us no later than fifteen (15) days from the Effective Date. We must approve any proposed management company and, upon our request, the agreement between the management company and you with respect to the operation of the Facility. Such management company’s policies and procedures must not conflict with System Standards. The management of the Facility by such approved management company shall be continuous and uninterrupted during the Term and you shall not terminate the management agreement without simultaneously replacing it with another management company approved by us; provided, however, that if you terminate the management agreement for exigent and unforeseeable circumstances, and provided you have experienced, qualified management on site, we will permit you up to 30 days to retain a new management company approved by us. You shall be in default under this Section if any of the preceding conditions are not met. Our approval of the management company does not constitute an endorsement, guaranty or warranty of performance of the management company. As of the Effective Date, and subject to the foregoing, we have approved [*]

18.9 Conversion to Other WHG Brands.

18.9.1 Subject to this Section 18.9, you may request the conversion of the Facility to another WHG Brand (as defined below) offered by a WHG Franchisor (as such terms are defined below).

18.9.2 At the time of your request to convert the Facility to another WHG Brand, (i) this Agreement must be in full force and effect, and you must not be in default under it; (ii) the WHG Franchisor must be owned by Wyndham Hotel Group, Inc., our parent company; (iii) the Facility’s OSAT score on the Medallia® platform (or such other industry-recognized system for gauging guest satisfaction) for the six-month period prior to your request must meet or exceed the average OSAT score for the target WHG Brand, taking in to consideration that the Facility may have undergone renovations during such six-month period that may have impacted to OSAT score); (iv) the WHG Franchisor for the target WHG Brand must approve your application on standard terms and conditions then offered for converting franchisees to the WHG Brand; provided, however, that the WHG will waive the application fee and affiliation or initial fee associated with such application.

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18.9.3 [*]We have provided you with, and you have accepted, a PIP for the Trademark by Wyndham brand, and we also have provided you with a tentative property improvement plan for the Wyndham Alltra brand (the “Alltra PIP”), with it being expressly agreed and understood that (i) providing you with the Alltra PIP is not an offering of a franchise, nor is it a representation that we or an affiliate of ours will offer such a franchise in the future; (ii) the Alltra PIP may be updated prior to you exercising your right to convert the Facility to Wyndham Alltra, to comply with Wyndham Alltra system standards as they may exist at that time; and (iii) the approval of your application for another WHG Brand may be conditioned on your acceptance of a PIP for that brand.

18.9.4. You expressly acknowledge that neither we nor any of our affiliates has offered, and is not offering, you a franchise for any WHG Brand other than the Trademark by Wyndham Brand, and will only do so after delivering to you a franchise disclosure document for such other WHG Brand and otherwise in accordance with all applicable law.

18.9.5 For the avoidance of doubt, you acknowledge that there can be no assurances that another WHG Franchisor will agree to offer you all of the same terms reprsented by the Special Stipulations set forth in Section 18 to this Agreement, including but not limited to the provision of Sections 18.1, 18.2, 18.10, and 18.12.

18.9.6 For purposes of this Agreement, “WHG Brand” means any brand and system licensed by a subsidiary of our parent company, Wyndham Hotel Group, LLC, and the term, “WHG Franchisor” means any of such subsidiaries.

18.10 Guest Rooms, Sports Academy Rooms, and Excluded Rooms.

18.10.1 You have represented that in addition to the number of guest rooms listed on Schedule B, 28 guest rooms (the “Excluded Rooms”), located in the building identified as Area B on Exhibit A, currently are used exclusively as housing for participants in the Sports Academies, and are not, and will not be, used to house Chain guests. The Excluded Rooms will contain no Marks, Mark-bearing supplies or materials, or any other System identification. You will reserve a portion of the tuition paid by students at the Sports Academies to pay for the students’ use of the Excluded Rooms. Revenue you derive from the use of the Excluded Rooms by the Sports Academiesm, as part of the students’ tuition, will be included in Gross Revenue.

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18.10.2 You have advised us that prior to your acquisition of the Facility, the building identified as Area A on Exhibit A, which consists of 120 sleeping rooms (the “Area A Rooms”) and 60 bathrooms was used as staff housing, and was not (and is not and will not be) available for rent to transient guests. Inasmuch as these rooms never were available for guest use, they are not included in the definition of Excluded Rooms but are subject to the same requirements as Excluded Rooms in that they may not contain any Marks, Mark-bearing supplies or materials, or any other System identification. You have further advised us that you may renovate Area A and repurpose it for use as dormitories for participants in the Sports Academies, at which time you may request putting the Excluded Rooms into service. Subject to the following, and to any renovations to Area A not interfering with the use and enjoyment of the Facilty by Chain guests, we consent to you renovating and repurposing Area A for the foregoing use, provided that if any Facility services (e.g., housekeeping, security) or amenities (e.g., Food and Beverage) are utilized, the Sports Academies will pay you (or you will otherwise attribute) a reasonable rate for such services and Food and Beverage commensurate with the cost of such amenities or services and such revenue will be included in Gross Revenue.

18.10.3 You will not place any Excluded Rooms or any Area A Rooms in service as rentable guest rooms (for rent to Chain guests) unless and until renovated to meet System Standards for entering conversion rooms, and we inspect and approve each Excluded Room or Area A Room, as applicable, to be added as a rentable room. At such time as we approve such additional room to be added to inventory available for Chain guests, you and we will execute an amendment to this Agreement to update the number of rooms on Schedule B. No room addition fee shall be due upon adding such rooms to inventory available for rent to Chain guests. The first time you violate this Section and rent an Excluded Room or an Area A Room to a Chain guest, the violation will be treated as a default under Section 11.1. Your second violation of this Section will be treated as endangering the health and safety of guests, resulting in a non-curable default under Section 11.2. Notwithstanding the foregoing, you have represented that it is not your intention, as of the Effective Date, to renovate the Area A Rooms for use by Chain guests.

18.10.4 Notwithstanding the foregoing, at your request, we have reflected the number of Excluded Rooms and the number of Area A Rooms in the total number of rooms on Schedule B, such that although they are not available for rent to Chain guests (unless and until added to rentable inventory, with our approval), you will be able to manage such rooms in your property management system, including key card access.

18.11. Affiliated Sports Academies.

18.11.1 Notwithstanding anything set forth herein to the contrary, you may continue to use the Facility in conjunction with the sports academies operated by you or your affiliates (the “Sports Academies”), provided as follows: (i) any revenue you or your affiliates derive from such operations shall be included in Gross Revenue to the extent that (A) such revenue is derived from Chain guests; or (B) the Sports Acadmies offer (either a la carte or as part of a Sports Academy package, however charactized) the use of the Facilities, including any Food and Beverage outlets or other amenities, to their students or customers that are not guests of the Facility (in which case, a portion of the Sports Academies’ revenue will be attributed to Gross Revenue in accordance with Section 18.3.2); (ii) the Sports Academies are subject to, and comply with, the obligations of Section 3.8 of this Agreement; (iii) the Sports Academies are subject to, and comply with, the obligations of Section 8; and (iv) such use will not be inconsistent with your obligation to maintain a warm, cordial, and comfortable environment that is consistent with System Standards for Chain guests.

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18.11.2 You agree that the operation of the Sports Academies may not interfere or be inconsistent with System Standards for Chain guests, or the overall use and enjoyment of the Facility by the Chain guests.

18.11.3 Under no circumstances shall the Sports Academies conduct their operation under the Marks. Notwithstanding the foregoing, to the extent that the Sports Academies provide services to Chain guests and without violating the immediately foregoing provision regarding the Marks, the operation of the Sports Academies at the Facility should appear seamless to the Chain guests. Upon request from us, you will ensure that the Sports Academies execute documentation to be provided by us confirming their agreement to the provisions of this Section 18.11.

18.11.4 You and we acknowledge that, as of the Effective Date, the Sports Academies provide some of the recreational activities that are included in the “all-inclusive” experience for Chain guests; that the Sports Academies share with the Facility the use of the areas designated on Exhibit A as follows: Soccer and Golf Academy Turf and Volleyball Academy; and that the Sports Academies utilize the area shown on Exhibit A as the Soccer and Golf Academy Administration.

18.11.5 The provisions of Section 18.11 will terminate at such time as any of the Sports Academies no longer is affiliated with you, at which time, upon our request, you must ensure that your successor- or successors-in-interest to such Sports Academy or Sports Academies promptly vacate the Facility.

18.12 Permitted Shared Use of the Facility.

18.12.1 Notwithstanding anything set forth in Section 2 to the contrary, and provided you are in full compliance with the Agreement, you and your affiliates may permit the shared use of the Facility (other than the use of guest rooms) by the following parties, and under the following conditions, subject to Section 18.3: (i) customers, staff, and students of the Sports Academies, including persons staying in Area A Rooms, provided such customers purchase passes for the use of the Facility and food and beverage packages for the Facility’s Food and Beverage venues (“F&B Packages”); (ii) customers and other guests of the marina affiliated with the Facility, provided such guests and customers purchase passes for the use of the Facility and F&B Packages; (iii) owners, the immediate family of owners, and any guests of owners of any residential units in the Residential Development, provided that all revenue earned by you or any of your affiliates from the use of the Facility by owners or residents of the Residential Development or their guests (whether in the form of use passes, Food and Beverage packages, memberships, or otherwise) is included in Gross Revenue; and (iv) such use will not be inconsistent with your obligation to maintain a warm, cordial, and comfortable environment that is consistent with System Standards for Chain guests. Under no circumstances will the Facility be shared with, or otherwise used by, guests or customers of any party that is not affiliated with you or any persons not expressly authorized in the foregoing subsections (i), (ii), or (iii). Any use expressly authorized by this Section 18.12 is a “Permitted Shared Use” and the persons other than Chain guests who are authorized to engage in a Permitted Shared Use are the “Permitted Shared Users.”

18.12.2 Upon request from us, you will ensure that any of your affiliates that are or will be involved in the Permitted Shared Uses execute documentation to be provided by us confirming their agreement to the provisions of this Section 18.12.

18.12.3 Notwithstanding anything set forth herein to the contrary, under no circumstances shall the golf course (if redeveloped outside of the Facility), marina, all or any portion of the Residential Development, Sports Academies, or any other use, whether or not a Permitted Shared Use, operate under any or utilize the Marks or the “Wyndham” name.

18.13. [*]

18.14. Guest Satisfaction Scores. Without limiting any other provision of this Agreement or System Standards, and for the avoidance of doubt, we may issue to you a notice of default (i) at any time that the monthly number of guest complaints at your Facility exceeds the average monthly number of complaints for all Chain Facilities for the preceding two calendar years, and (ii) if guest survey scores from guest surveys conducted by an independent guest survey organization for the Chain place the Facility in the lowest quartile of the Chain for any calendar quarter.

[Signatures follow on next page]

33

IN WITNESS WHEREOF, the parties have executed this Agreement on this 1st day of September, 2022 and agree to be bound by the terms and conditions of this Agreement as of the Effective Date.

WE:

TMH WORLDWIDE, LLC:

By:	/s/ Shilpan Patel
Shilpan Patel
Senior Vice President, Franchise Services

YOU:

ALTITUDE HOSPITALITY, LLC

By:	/s/ Gregory C. Breunich
Gregory C. Breunich
Manager

34

APPENDIX A

DEFINITIONS

Additional Fees means the fees charged under Section 7.1.2 other than the Marketing Fee.

Affiliation Fee means the fee you are to pay for signing this Agreement as stated in Section 6, if the Agreement is for a new construction or conversion membership.

Agreement means this Membership Agreement.

Application Fee means the fee you pay when you submit your Application under Section 6.

Approved Plans means your plans and specifications for constructing or improving the Facility initially or after opening, as approved by us under Schedule D.

Casualty means destruction or significant damage to the Facility by act of God or other event beyond your reasonable anticipation and control.

Chain means the network of Chain Facilities.

Chain Facility means a lodging facility we own, lease, manage, operate or authorize another party to operate using the System and secondarily identified by the Marks.

Chain Websites means any current or future consumer or business websites, mobile websites or mobile applications that we or our affiliates develop for booking reservations for and/or providing information about Chain Facilities, and any future equivalent technology.

Condemnation means the taking of the Facility for public use by a government or public agency legally authorized to do so, permanently or temporarily, or the taking of such a substantial portion of the Facility that continued operation in accordance with the System Standards, or with adequate parking facilities, is commercially impractical, or if the Facility or a substantial portion is sold to the condemning authority in lieu of condemnation.

Conference Fee means the fee we charge for your attendance at a conference for Chain Facilities and their members when and if held.

Confidential Information means any trade secrets we own or protect and other information not generally known to the lodging industry including confidential portions of the System Standards Manual or information we otherwise impart to you and your representatives in confidence. Confidential Information includes all other system standards manuals and documentation, including those on the subjects of employee relations, finance and administration, field operation, purchasing and marketing, the property management system software and other applications software.

Effective Date means the date we insert in the preamble of this Agreement after we sign it.

Appendix A - 1

Equity Interests shall include, without limitation, all forms of equity ownership of you, including voting stock interests, partnership interests, limited liability company membership or ownership interests, joint and tenancy interests, the proprietorship interest, trust beneficiary interests and all options, warrants, and instruments convertible into such other equity interests.

Equity Transfer means any transaction or series of transactions in which your owners or you sell, assign, transfer, convey, pledge, or suffer or permit the transfer or assignment of, any percentage of your Equity Interests that will result in a change in control of you to persons other than those disclosed on Schedule B, as in effect prior to the transaction. Unless there are contractual modifications to your owners’ rights, an Equity Transfer of a corporation or limited liability company occurs when either majority voting rights or beneficial ownership of more than 50% of the Equity Interests changes in one transaction or a series of transactions. An Equity Transfer of a partnership occurs when a newly admitted partner will be the managing, sole or controlling general partner, directly or indirectly through a change in control of the Equity Interests of an entity general partner in one transaction or a series of transactions. An Equity Transfer of a trust occurs when either a new trustee with sole investment power is substituted for an existing trustee, or a majority of the beneficiaries convey their beneficial interests to persons other than the beneficiaries existing on the Effective Date in one transaction or a series of transactions. An Equity Transfer does not occur when the Equity Interest ownership among the owners of Equity Interests on the Effective Date changes without the admission of new Equity Interest owners. An Equity Transfer occurs when you merge, consolidate or issue additional Equity Interests in a transaction which would have the effect of diluting the voting rights or beneficial ownership of your owners’ combined Equity Interests in the surviving entity to less than a majority in one transaction or a series of transactions.

Facility means the Location, together with all improvements, buildings, common areas, structures, appurtenances, facilities, entry/exit rights, parking, amenities, FF&E and related rights, privileges and properties existing or to be constructed at the Location on or after the Effective Date, excluding the marina.

FF&E means furniture, fixtures and equipment.

Food and Beverage means any restaurant, catering, bar/lounge, entertainment, room service, retail food or beverage operation, continental breakfast, food or beverage concessions and similar services offered at the Facility.

Gross Room Revenues means gross revenues attributable to or payable for rentals of guest (sleeping) rooms at the Facility, including all credit transactions, whether or not collected, guaranteed no-show revenue, net of chargebacks from credit card issuers, any proceeds from any business interruption or similar insurance applicable to the loss of revenues due to the non-availability of guest rooms and any miscellaneous fees charged to all guests regardless of the accounting treatment of such fees. Excluded from Gross Room Revenues are separate charges to guests for Food and Beverage (including room service); actual telephone charges for calls made from a guest room; key forfeitures and entertainment (including Internet fees and commissions); vending machine receipts; and federal, state and local sales, occupancy and use taxes. Gross Room Revenues is further described in System Standards.

Appendix A - 2

Guest Information means any names, email addresses, phone numbers, mailing addresses and other information about guests and customers of the Facility, including without limitation stay information, that either you or we or a person acting on behalf of you, us, or both you and us, receives from or on behalf of the other or any guest or customer of the Facility or any other third party.

Improvement Obligation means your obligation to either (i) renovate and upgrade the Facility, or (ii) construct and complete the Facility, in accordance with the Approved Plans and System Standards, as described in Schedule D.

Indemnitees means us, our direct and indirect parent, subsidiary and affiliate entities, and the respective officers, directors, shareholders, employees, agents and contractors, and the successors, assigns, personal representatives, heirs and legatees of all such persons or entities.

Liquidated Damages means the amounts payable under Section 12, set by the parties because actual damages will be difficult or impossible to ascertain on the Effective Date and the amount is a reasonable pre-estimate of the damages that will be incurred and is not a penalty.

Location means the parcel of land situated at 4500 SE Pine Valley St, Port St. Lucie, FL 34952 as more fully described in Schedule A or such other documentation that reflects the legal description of the land on which the Facility is located.

Losses and Expenses means (x) all payments or obligations to make payments either (i) to or for third party claimants by any and all Indemnitees, including guest refunds, or (ii) incurred by any and all Indemnitees to investigate, respond to or defend a matter, including without limitation investigation and trial charges, costs and expenses, attorneys’ fees, experts’ fees, court costs, settlement amounts, judgments and costs of collection; and (y) the “Returned Check Fee” we then specify in the System Standards Manual ($100.00 on the Effective Date) if the drawee dishonors any check that you submit to us.

Loyalty Program Charge means the fee you pay us under Section 3.4.4 and Schedule C for a frequent guest rewards program or other special marketing programs that we may create or undertake and require participation by Chain Facilities.

Maintenance Standards means the standards specified from time to time in the System Standards Manual for repair, refurbishment and replacement of FF&E, finishes, decor, and other capital items and design materials in Chain Facilities.

Marketing Fee means the fee you pay to us under Section 7.1.2 and Schedule C, as amended, for advertising, marketing, training and other services.

Marks means, collectively (i) the service marks associated with the System published in the System Standards Manual from time to time including, but not limited to, the name, design and logo for “Trademark Collection” and other marks (U.S. Reg. Nos.: 5,325,869; 5,308,444; 5,541,864; 5,619,226; and 5,308,447) and (ii) trademarks, trade names, trade dress, logos and derivations, and associated good will and related intellectual property interests.

Appendix A - 3

Marks Standards means standards specified in the System Standards Manual for interior and exterior Mark-bearing signage, advertising materials, china, linens, utensils, glassware, uniforms, stationery, supplies, and other items, and the use of such items at the Facility or elsewhere.

Membership means the non-exclusive license to operate the type of Chain Facility described in Schedule B only at the Location, using the System and the Mark we designate in Section 1.

Membership Fee means the monthly fee you pay to us for use of the System under Section 7.1.1. “Membership Fees” means the aggregate of all amounts owed as a Membership Fee.

Membership Year means:

(i) If the Opening Date occurs on the first day of a month: the period beginning on the Opening Date and ending on the day immediately preceding the first anniversary of the Opening Date, and each subsequent one-year period; or

(ii) If the Opening Date does not occur on the first day of a month: the period beginning on the Opening Date and ending on the first anniversary of the last day of the month in which the Opening Date occurs, and each subsequent one-year period.

Minor Renovation means the repairs, refurbishing, repainting, and other redecorating of the interior, exterior, guest rooms, public areas and grounds of the Facility and replacements of FF&E we may require you to perform under Section 3.14.

Minor Renovation Ceiling Amount means $3,000.00 per guest room.

Minor Renovation Notice means the written notice from us to you specifying the Minor Renovation to be performed and the dates for commencement and completion given under Section 3.14.

Opening Date has the meaning specified in Schedule D.

Operations Standards means standards specified in the System Standards Manual for cleanliness, housekeeping, general maintenance, repairs, concession types, food and beverage service, vending machines, uniforms, staffing, employee training, guest services, guest comfort and other aspects of lodging operations.

Permitted Transferee means (i) any entity, natural person(s) or trust receiving from the personal representative of an owner any or all of the owner’s Equity Interests upon the death of the owner, if no consideration is paid by the transferee or (ii) the spouse or adult issue of the transferor, if the Equity Interest transfer is accomplished without consideration or payment, or (iii) any natural person or trust receiving an Equity Interest if the transfer is from a guardian or conservator appointed for an incapacitated or incompetent transferor.

Property Improvement Plan or PIP means the list of upgrades, updates, improvements, repairs, repainting, refurbishing, replacements, and other requirements we prepare that are required to be completed pursuant to this Agreement.

Appendix A - 4

Reaffiliation Fee means the fee your transferee pays to us when a Transfer occurs or the fee you pay to us if you are renewing an existing membership.

Reconnection Fee means the fee you pay us when we restore the Central Reservation System service after such service has been suspended because you default under this Agreement or for any other reason, in the amount specified in Schedule C.

Recurring Fees means fees paid to us on a periodic basis, including without limitation, Membership Fees, Marketing Fees, and other reservation fees and charges as stated in Section 7.

Reinspection Fee means the fee you must pay to us under Section 3.7 if you do not complete your PIP on time, fail any inspection or do not cooperate with our inspector or inspection System Standards.

Reservation System or “Central Reservation System” means the back end technology platform and applications used by us to accept, store and/or communicate reservations for Chain Facilities. The Reservation System is separate from, but enables, the booking of reservations for Chain Facilities through various distribution channels such as the Chain Websites, the GDS and other distribution channels.

Rooms Addition Fee means the fee we charge you for adding guest rooms to the Facility.

System means the comprehensive system for providing guest lodging facility services under the Marks as we specify which at present includes only the following: (a) the Marks; (b) other intellectual property, including Confidential Information, System Standards Manual and know-how; (c) marketing, advertising, publicity and other promotional materials and programs; (d) System Standards; (e) training programs and materials; (f) quality assurance inspection and scoring programs; and (g) the Reservation System.

System Standards means the standards for participating in the System published in the System Standards Manual, or elsewhere, including but not limited to design standards, Marks standards, marketing standards, operations standards, technology standards and maintenance standards and any other standards, policies, rules and procedures we promulgate about System operation and usage.

System Standards Manual means the Standards of Operation and Design Manual and any other manual or written directive or other communication we issue or distribute specifying the System Standards.

Taxes means the amounts payable under Section 7.2 of this Agreement.

Technology Standards means standards specified in the System Standards Manual for local and long distance telephone communications services, telephone, telecopy and other communications systems, point of sale terminals and computer hardware and software for various applications, including, but not limited to, front desk, rooms management, records maintenance, marketing data, accounting, budgeting and interfaces with the Reservation System to be maintained at the Chain Facilities.

Term means the period of time during which this Agreement shall be in effect, as stated in Section 5.

Termination means a termination of this Agreement.

Transfer means (1) an Equity Transfer, (2) you assign, pledge, transfer, delegate or grant a security interest in all or any of your rights, benefits and obligations under this Agreement, as security or otherwise without our consent as specified in Section 9, (3) you assign (other than as collateral security for financing the Facility) your leasehold interest in (if any), lease or sublease all or any part of the Facility to any third party, (4) you engage in the sale, conveyance, transfer, or donation of your right, title and interest in and to the Facility, (5) your lender or secured party forecloses on or takes possession of your interest in the Facility, directly or indirectly, or (6) a receiver or trustee is appointed for the Facility or your assets, including the Facility. A Transfer does not occur when you pledge or encumber the Facility to finance its acquisition or improvement, you refinance it, or you engage in a Permitted Transferee transaction.

“You” and “Your” means and refers to the party named as member identified in the first paragraph of this Agreement and its Permitted Transferees.

“We”, “Our” and “Us” means and refers to TMH Worldwide, LLC, a Delaware limited liability company, its successors and assigns.

Appendix A - 5

SCHEDULE A

(Legal Description of Facility)

[*]

Schedule A - 1

SCHEDULE B

[*]

Schedule B - 1

TMH WORLDWIDE, LLC

SCHEDULE C

April 2022

[*]

Schedule C - 1

SCHEDULE D

ADDENDUM FOR CONVERSION FACILITIES

[*]

Schedule D Conversion - 1

SCHEDULE D

ADDENDUM FOR CONVERSION FACILITIES

[*]

Schedule D Conversion/Property Improvement Plan - 1

Unit No: 57258-21761-02

CORPORATE GUARANTY

To induce TMH WORLDWIDE, LLC, its successors, assigns and affiliates (“you”) to sign the membership agreement with the party named as the “Member” (the “Membership Agreement”) to which this Guaranty is attached pertaining to the Unit indicated above, and the ancillary agreements to the Membership Agreement (such ancillary agreements and the Membership Agreement, collectively the “Agreements”) the undersigned, jointly and severally (“we, “our” or “us”), irrevocably and unconditionally (i) warrant to you that Member’s representations and warranties in the Agreements are true and correct as stated, and (ii) guaranty that Member’s obligations under the Agreements, including any amendments, will be punctually paid and performed.

Upon default by Member and notice from you we will immediately make each payment and perform or cause Member to perform, each unpaid or unperformed obligation of Member under the Agreements. Without affecting our obligations under this Guaranty, without notice to us, you may extend, modify or release any indebtedness or obligation of Member, or settle, adjust or compromise any claims against Member. We waive notice of amendment of the Agreements. We acknowledge that the provisions of Section 17 of the Membership Agreement, including Remedies, Venue and Dispute Resolution, and WAIVER OF JURY TRIAL, apply to this Guaranty.

This Guaranty may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of us has signed this Guaranty effective as of the date of the Franchise Agreement.

GUARANTOR:

Altitude International Holdings, Inc.

By:	/s/ Gregory C. Breunich
Gregory C. Breunich
Chief Executive Officer

EXHIBIT A

AERIAL VIEW OF FACILITY

Area C - Golf Course Development
Area - Soccer and Golf Academy Turf
Area - Soccer and Golf Academy Administration
Area -Volleyball Academy
Area D - Resort Guest Rooms
Area C - Marina Residential Development
Area A (left arrow) & B (right arrow) - Academy Rooms
Area D Resort Guest Rooms
SE Westmoreland Blvd
Club Med Sandpiper Bay - Florida